Exhibit 99.1

3756 Central Ave. Riverside, CA 92506 (951) 686-6060

Provident Bank Recruits Northern California
Retail Mortgage Banking Group

Riverside, Calif. – February 1, 2012 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced that the Bank has hired a retail mortgage banking group who operate from locations in Roseville, San Rafael and Fairfield, California.  The Bank will open Provident Bank Mortgage retail loan production offices in each of these cities which will house a total of 40 mortgage banking employees.  The group is comprised of 26 retail production staff and 14 support staff.  They bring established retail mortgage banking relationships and are expected to contribute immediately.
“Our mortgage banking division has been operating in Northern California for the past six years and produces approximately 30 percent of all loans we originate for sale.  The addition of this new group will further diversify the geographic source of our origination volume and increase the retail percentage, which, historically, has been more profitable for the Bank,” commented Craig G. Blunden, Chairman and Chief Executive Officer.  Mr. Blunden went on to say, “The group is led by a seasoned team of mortgage banking professionals who were previously affiliated with a large mortgage originator who recently chose to exit the business.”

Provident Bank is a federally chartered, full-service retail bank with assets of approximately $1.3 billion.  Headquartered in Riverside, California, Provident Bank has been serving the Inland Empire for over 55 years and currently operates 14 full-service retail/business banking branches in the Inland Empire along with 12 Provident Bank Mortgage loan production offices throughout California.  More information regarding Provident Bank can be found on its website, www.myprovident.com.

Safe-Harbor Statement

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, interest rates, the California real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and CEO	President, COO and CFO